Exhibit (a)(7)

ING VP BALANCED PORTFOLIO, INC.

ARTICLES OF AMENDMENT

Effective: May 1, 2009

ING VP BALANCED PORTFOLIO, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend its charter (the “Charter”) as currently in effect.

First: The name of the Corporation is hereby changed from “ING VP Balanced Portfolio, Inc.” to “ING Balanced Portfolio, Inc.” The name of the series is hereby changed from “ING VP Balanced Portfolio, Inc.” to “ING Balanced Portfolio.”

SECOND: The amendment to the Charter herein set forth was duly approved by a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, ING VP Balanced Portfolio, Inc. has caused these Articles of Amendment to be signed in its name on its behalf by its authorized officers who acknowledged that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects and that this statement is made under the penalties of perjury.

WITNESS:		ING Balanced Portfolio, Inc., formerly known as ING VP Balanced Portfolio, Inc.

	/s/ Theresa K. Kelety		/s/ Todd Modic
Name:	Theresa K. Kelety, Esq.	Name:	Todd Modic
Title:	Secretary	Title:	Senior Vice President

Dated: April 9, 2009